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                                                                      EXHIBIT 18




February 15, 1996



Mr. Denis E. Springer
Senior Vice President and Chief Financial Officer
Burlington Northern Railroad Company
1700 East Golf Road
Schaumburg, Illinois 60173-5860

Dear Mr. Springer:

We are providing this letter to you for inclusion as an exhibit to the Burlington Northern Railroad Company (the Company) Form 10-K filing pursuant to
Item 601 of Regulation S-K.

We have read management's justification for the change in accounting from the expensing of locomotive overhaul costs as incurred to the capitalization/ accrual of such costs and depreciating/amortizing them over their estimated period of future benefit as contained in the Company's Form 10-K for the year ended December 31, 1995. Based on our reading of the data and discussions with Company officials of the business judgment relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.

Very truly yours,




COOPERS & LYBRAND L.L.P.